500 George Washington Highway
Smithfield, RI 02917
FOR IMMEDIATE RELEASE
Press Release

Contact Information:
Investor Relations:	FGXI:
Laura Kiernan	Anthony Di Paola
ICR Inc.	Chief Financial Officer
203-682-8329	401-719-2253

FGX International Reports Strong Sales and Earnings for the Fourth Quarter and Fiscal 2007

Smithfield, RI (February 20, 2008) - FGX International (NASDAQ:FGXI), a leading designer and marketer of non-prescription reading glasses, sunglasses and costume jewelry, today announced financial results for its fourth quarter and fiscal year ended December 29, 2007.

In line with its prior guidance, the Company reported the following financial results for the fourth quarter of 2007:

•
Net sales were $62.8 million in the current quarter compared to $70.0 million in the fourth quarter of 2006. In the fourth quarter of 2006 the Company enjoyed approximately $18 million of incremental sales to a major retailer for a new reading glasses and sunglasses program which, as expected, were not anniversaried in the fourth quarter of 2007. Absent this program, sales increased $10.8 million, led by higher overall sales of non-prescription reading glasses and sunglasses to existing retail accounts.

•
Excluding certain adjustments as detailed in the attached tables, adjusted net income was $4.9 million, or $0.25 per diluted share, for the fourth quarter of 2007 versus $8.2 million, or $0.55 per diluted share, for the fourth quarter of 2006.

•	As reported net income for the 2007 quarter was $1.5 million, or $0.08 per diluted share, compared to $5.9 million, or $0.40 per diluted share, in the fourth quarter of 2006.

•
Earnings before interest, taxes, depreciation and amortization (EBITDA) were $14.5 million in the fourth quarter of 2007, versus $18.4 million in the fourth quarter of 2006. EBITDA, excluding certain adjustments, was $17.3 million for the fourth quarter of 2007 versus $22.1 million in the fourth quarter of 2006.

•	Gross margin as a percentage of net sales was 56.8% in the fourth quarter of 2007, compared to 49.9% in the comparable quarter of 2006.

•	Total debt declined to $120.3 million at the end of 2007 versus $213.6 million at the end of 2006.

CEO Alec Taylor stated, “We experienced very strong sales and earnings growth during the quarter excluding the effect of the year ago roll-out of major new programs to a large retailer. This growth was primarily driven by our Foster Grant and Magnivision brands. We also had excellent gross margin improvement and we substantially reduced our debt versus the prior year.”

Net Sales by Segment: ($ amounts in thousands)	4th Quarter 2007	4th Quarter 2006	Variance	% Inc/Dec
Non-prescription Reading Glasses	$31,789	$37,077	$(5,288)	(14)%
Sunglasses & Prescription Frames	16,510	22,677	(6,167)	(27)
Costume Jewelry	7,128	5,273	1,855	35
International	7,354	5,001	2,353	47
Total:	$62,781	$70,028	$(7,247)	(10)%

Highlights for the full year 2007 include:

•	Net sales increased to $240.5 million in 2007 from $209.2 million in 2006.

•
Excluding certain adjustments as detailed in the attached tables, adjusted net income increased to $9.5 million, or $0.59 per diluted share, in 2007 versus $0.1 million, or $0.01 per diluted share, in 2006.

•	As reported net income was $4.9 million, or $0.31 per diluted share, in 2007 versus a net loss of $3.0 million, or $0.20 per diluted share, in 2006.

•	EBITDA increased to $48.9 million in 2007 from $41.6 million in the comparable period of 2006. EBITDA, excluding certain adjustments, was $53.5 million in 2007 versus $46.7 million in 2006.

•	Gross margin as a percentage of net sales improved to 54.2% in 2007 versus 49.8% in 2006.

Mr. Taylor stated, “We are pleased to report strong growth in sales and earnings for the full year of 2007. Additionally, our gross margins increased significantly year-over-year demonstrating our continued commitment to profitable growth. These results are a clear indication of the inherent strengths of our core brands and are especially noteworthy given the current uncertain retail environment.”

Net Sales by Segment: ($ amounts in thousands)	Fiscal 2007	Fiscal 2006	Variance	% Inc/Dec

Non-prescription Reading Glasses	$117,862	$95,327	$22,535	24%
Sunglasses & Prescription Frames	61,717	56,725	4,992	9
Costume Jewelry	24,933	28,207	(3,274)	(12)
International	35,951	28,949	7,002	24
Total:	$240,463	$209,208	$31,255	15%

The Company’s overall results for the full year were driven by the performance of the Company’s Foster Grant and Magnivision brands, same store sales increases at most major accounts, and strong performance in Canada across all categories. These results were offset by lower jewelry sales due to the Company’s decision to forgo lower margin promotional business from a major customer.

A reconciliation of the results “as reported”, which are in accordance with GAAP, to results “excluding adjustments” or to EBITDA, “EBITDA, excluding adjustments” or “Free Cash Flow”, which are non-GAAP measures, is included in the Consolidated Statements of Income Data, and related notes thereto, attached to this release. The Company believes that non-GAAP measures are useful for an understanding of its ongoing business.

Additional Results

In the fourth quarter of 2007, gross margin as a percentage of net sales improved to 56.8% versus 49.9% in the comparable period for the prior year. For fiscal 2007, gross margin as a percentage of net sales improved to 54.2% versus 49.8% in 2006. These increases are attributed to a reduction in cost of goods, principally in the non-prescription reading glasses segment, and an overall favorable product sales mix.

Capital expenditures for fiscal 2007 were $15.5 million compared to $10.9 million in the previous year. The increase was due to the Company’s continued capital investment in store displays to support incremental sales volume in 2007.

Free Cash Flow, defined as EBITDA less capital expenditures, was $10.3 million during the fourth quarter of 2007 compared to $13.8 million during the same period in 2006. For the full year of 2007, Free Cash Flow was $33.5 million compared to $30.7 million in 2006.  The same factors discussed in the highlights above impacted the Company’s Free Cash Flow for the fourth quarter and full year of 2007.

Debt Refinancing

During the fourth quarter of 2007, the Company entered into a new $175 million credit facility consisting of a $100 million five year term loan and a $75 million revolving credit facility, both initially priced at LIBOR plus 1.75%. As a result of this financing, the Company recorded a $2.8 million charge, or $0.09 per diluted share, for the early extinguishment of the then outstanding indebtedness.

The Company expects to realize interest savings of approximately $13 million in 2008 compared with 2007 as a result of the debt repayments from the IPO proceeds and refinancing of the Company's remaining debt at lower interest rates.

Miramar, Florida Facility

Due to the Company’s continued inability to sublease the remaining vacant space at its Miramar, Florida facility, the Company now expects the remaining space in the facility to remain vacant through April 2011, the end of the lease term. As a result, during the fourth quarter of 2007, the Company recorded an incremental charge of $2.5 million, or $0.08 per diluted share. The total charge for 2007 was $4.4 million, or $0.17 per diluted share.

This lease was assumed as part of the Magnivision acquisition on October 1, 2004. The operations at this facility were subsequently ceased and consolidated into the Company’s Smithfield, Rhode Island facility on March 31, 2005.

Stock Compensation Charge

During the fourth quarter of 2007, the Company recorded a stock compensation charge of $0.4 million, $0.01 per diluted share, as required by SFAS 123R.

Stock Buyback Program

The Company’s Board of Directors has authorized the repurchase of up to $12 million of its outstanding ordinary shares for a one year period or until earlier terminated by the Company’s Board of Directors. These repurchases can be made from time to time in open market transactions and privately negotiated purchases depending upon market conditions. Repurchases will be funded through cash generated from operations and borrowings under the Company’s credit facility. All ordinary shares purchased will be returned to authorized and unissued status.

Product Recall Update

During the fourth quarter of 2007, in cooperation with the United States Consumer Product Safety Commission, the Company voluntarily recalled certain styles of its children’s sunglasses following the discovery that some of these glasses contained lead paint in excess of allowable limits. The Company recorded a charge of $0.2 million, or $0.01 per diluted share, in the fourth quarter of 2007 related to this recall. This charge was less than originally estimated due to a recovery of product costs from the Company’s supplier as well as lower than anticipated product returns from consumers and retailers.

Outlook

For the first quarter of 2008, the Company expects net sales in the range of $56 to $58 million and as reported net income of $1.5 to $2.0 million. The Company anticipates earnings per diluted share to be in the range of $0.09 to $0.11, which excludes stock option expense under SFAS 123R of $0.6 million, or $0.02 per diluted share. As reported earnings per diluted share is expected to be in the range of $0.07 to $0.09.

Net sales, and its related impact on EBITDA, are expected to be down slightly in the first quarter of 2008. This is due to the continuation of the non-anniversaried sales of a new reading glasses and sunglasses program of approximately $4.0 million to a major retailer during the first quarter of 2007 partially offset by growth in higher same store sales as well as new customer shipments. First quarter of 2008 EBITDA is expected to range between $8.0 and $10.0 million.

Excluding any unforeseen adjustments or events, for the full year the Company expects net sales of $256 to $262 million and as reported net income of $14 to $16 million. The Company anticipates earnings per diluted share to be in the range of $0.79 to $0.87, which excludes stock option expense under SFAS 123R of $2.3 to $2.5 million, or $0.07 per diluted share. The Company tightened its previous full year 2008 guidance and now expects as reported earnings per diluted share to be in the range of $0.72 to $0.80.

For the full year of 2008, EBITDA is expected to range between $54 and $59 million. Depreciation expense is expected to range from $15 to $17 million, and capital expenditures are expected to range from $16 to $18 million. Free Cash Flow is expected to range between $37 and $40 million.

The effective income tax rate for 2008 is expected to be between 37% and 38%.

Earnings per diluted share guidance for the first quarter and fiscal 2008 are based upon weighted average diluted shares of 21.6 million.

Mr. Taylor concluded, “In 2008, we look forward to building upon the momentum we have generated in 2007 and we will continue to implement our overall growth strategy by investing in our core brands and focusing on generating free cash flow.”

Conference Call Information

The Company will host a conference call on Thursday, February 21, 2008 at 8:30AM EST to discuss its financial results. To access the conference call information, please visit www.fgxi.com under the tab “Investors”. To participate by telephone please dial 888-680-0879. International callers please dial 617-213-4856. The access code is 61439793. Investors are advised to dial into the call at least ten minutes prior to the call.

A replay of the conference call will be available until Thursday, February 28, 2008 at midnight. To access the replay by phone, the domestic dial-in number is 888-286-8010 and the international dial-in is 617-801-6888. The access code for the replay is 83057800. To access the replay via webcast, please visit www.fgxi.com under the tab "Investors".

About FGX International

FGX International Holdings Limited (NASDAQ: FGXI) is a leading designer and marketer of non-prescription reading glasses, sunglasses and costume jewelry with a portfolio of established, highly recognized eyewear brands including Foster Grant®, Magnivision®, Angel™, Gargoyle®, and Anarchy®.

Forward-Looking Statements

Statements in this press release that are not statements of historical fact or that express our confidence, expectations, objectives, intentions, plans, or strategies or otherwise anticipate the future, including, without limitation, statements regarding our future prospects, revenues, costs, results of operations and profitability contained in the Outlook section of this press release, are forward-looking statements.  These forward-looking statements are not guarantees of future performance, and they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  These risks and uncertainties include, but are not limited to: the Company’s ability to achieve its business plans; the cost of recalling children’s sunglasses and/or providing replacement products to consumers and retailers may be greater or less than the Company anticipates; the Company or others may discover that additional products have similar defects; consumers, retailers, shareholders and/or others may bring litigation or other claims against the Company related to children’s sunglasses that may cause it to incur substantial costs to resolve; customer acceptance of our existing or new products; interruptions of supply from our Asian product manufacturers; lost production capacity, production errors and quality control errors, political instability, or changing conditions in transportation services; other risks associated with our international operations, including foreign currency exchange rate fluctuations and the impact of quotas, tariffs, or other restrictions on the importation or exportation of our products; failure to maintain proper inventory levels; material changes in customers’ inventory and working capital policies; a material reduction or cessation of purchases by any of our largest customers; failure to comply with federal or state regulation of the distribution or sale of our products; the uncertainty of the litigation process including the risk of an unfavorable result in current or future litigation; depending upon market conditions, the Company may not commence or complete the stock buyback program; interest rate fluctuations; and disruption due to weather, fire or other unforeseen circumstances in our principal distribution center.

These and other risks and uncertainties that could cause our actual results to differ from those contemplated by any forward-looking statement are discussed in more detail under "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form S-1 filed with the Securities and Exchange Commission, as well as similar disclosures in our Form 10-Q for the quarter ended September 29, 2007.  Forward-looking statements contained in this press release speak only as of the date hereof.  We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

# # #

FGX INTERNATIONAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF INCOME AND OTHER SELECTED DATA
(Unaudited, in thousands, except per share data)

Reconciliation of Results "As Reported"
in accordance with GAAP to Results,	Three Months Ended
"Excluding Adjustments" (1), a non-GAAP measure.	December 29, 2007			December 30, 2006

	As Reported	Adjustments (3)	Excluding Adjustments	As Reported	Adjustments (4)	Excluding Adjustments

Net sales:
Non-prescription Reading Glasses	$31,789	$-	$31,789	$37,077	$3,654	$40,731
Sunglasses and Prescription Frames	16,510	152	16,662	22,677	-	22,677
Costume Jewlery	7,128	-	7,128	5,273	-	5,273
International	7,354	-	7,354	5,001	-	5,001

Total net sales	62,781	152	62,933	70,028	3,654	73,682
Cost of sales	27,145	27	27,172	35,061	-	35,061
Gross profit	35,636	125	35,761	34,967	3,654	38,621

Operating expenses:
Selling expenses	15,929	(71)	15,858	14,942	-	14,942
General and administrative expenses	5,794	-	5,794	4,228	-	4,228
Amortization of acquired intangibles	1,543	-	1,543	1,899	-	1,899
Abandoned lease charge	2,542	(2,542)	-	-	-	-
Total operating expenses	25,808	(2,613)	23,195	21,069	-	21,069

Operating income	9,828	2,738	12,566	13,898	3,654	17,552

Interest expense, net	7,337	(2,780)	4,557	5,850	-	5,850
Other income (expense), net	(63)	-	(63)	77	-	77

Income before income taxes and minority interest	2,428	5,518	7,946	8,125	3,654	11,779

Income tax expense	767	2,097	2,864	2,099	1,389	3,488

Income before minority interest	1,661	3,421	5,082	6,026	2,265	8,291

Minority interest expense	142	-	142	115	-	115
Net income	$1,519	$3,421	$4,940	$5,911	$2,265	$8,176

EPS: Basic	$0.08	$0.17	$0.25	$0.40	$0.15	$0.55
Diluted	$0.08	$0.17	$0.25	$0.40	$0.15	$0.55

Weighted average shares outstanding:
Basic	19,473		19,473	14,838		14,838
Diluted	19,652		19,652	14,916		14,916

Capital expenditures	$4,252		$4,252	$4,573		$4,573

The table below reconciles EBITDA to net income, the
most directly comparable GAAP measure.

Net income	$1,519	$3,421	$4,940	$5,911	$2,265	$8,176
Income tax expense	767	2,097	2,864	2,099	1,389	3,488
Interest expense, net	7,337	(2,780)	4,557	5,850	-	5,850
Depreciation and amortization	4,892	-	4,892	4,554	-	4,554

EBITDA (2)	$14,515	$2,738	$17,253	$18,414	$3,654	$22,068

EBITDA margin (EBITDA / net sales)	23.1%		27.4%	26.3%		30.0%

The table below reconciles Free Cash Flow to
the EBITDA table above.

EBITDA	$14,515	$2,738	$17,253	$18,414	$3,654	$22,068
Less: Capital Expenditures	(4,252)	-	(4,252)	(4,573)	-	(4,573)

Free Cash Flow (2)	$10,263	$2,738	$13,001	$13,841	$3,654	$17,495

See accompanying Notes to Consolidated Statements of Income Data.

FGX INTERNATIONAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF INCOME AND OTHER SELECTED DATA
(Unaudited, in thousands, except per share data)

Reconciliation of Results "As Reported"
in accordance with GAAP to Results,	Fiscal Period Ended
"Excluding Adjustments" (1), a non-GAAP measure.	December 29, 2007			December 30, 2006

	As Reported	Adjustments (5)	Excluding Adjustments	As Reported	Adjustments (6)	Excluding Adjustments

Net sales:
Non-prescription Reading Glasses	$117,862	$-	$117,862	$95,327	$3,654	$98,981
Sunglasses and Prescription Frames	61,717	152	61,869	56,725	1,370	58,095
Costume Jewlery	24,933	-	24,933	28,207	-	28,207
International	35,951	-	35,951	28,949	-	28,949

Total net sales	240,463	152	240,615	209,208	5,024	214,232
Cost of sales	110,032	27	110,059	104,932	-	104,932
Gross profit	130,431	125	130,556	104,276	5,024	109,300

Operating expenses:
Selling expenses	68,727	(71)	68,656	55,466	-	55,466
General and administrative expenses	20,828		20,828	17,918	-	17,918
Amortization of acquired intangibles	6,172	-	6,172	7,597	-	7,597
Abandoned lease charge	4,407	(4,407)	-	-	-	-
Total operating expenses	100,134	(4,478)	95,656	80,981	-	80,981

Operating income	30,297	4,603	34,900	23,295	5,024	28,319

Interest expense, net	24,710	(2,780)	21,930	21,951	-	21,951
Other income, net	117	-	117	154	-	154

Income before income taxes and minority interest	5,704	7,383	13,087	1,498	5,024	6,522

Income tax expense	440	2,806	3,246	4,245	1,909	6,154

Income (loss) before minority interest	5,264	4,577	9,841	(2,747)	3,115	368

Minority interest expense	347	-	347	233	-	233
Net income (loss)	$4,917	$4,577	$9,494	$(2,980)	$3,115	$135

EPS: Basic	$0.31	$0.29	$0.60	$(0.20)	$0.21	$0.01
Diluted	$0.31	$0.28	$0.59	$(0.20)	$0.21	$0.01

Weighted average shares outstanding:
Basic	15,941		15,941	14,838		14,838
Diluted	16,010		16,010	14,838		14,838

Capital expenditures	$15,472		$15,472	$10,948		$10,948

The table below reconciles EBITDA to net income, the
most directly comparable GAAP measure.

Net income (loss)	$4,917	$4,577	$9,494	$(2,980)	$3,115	$135
Income tax expense	440	2,806	3,246	4,245	1,909	6,154
Interest expense, net	24,710	(2,780)	21,930	21,951	-	21,951
Depreciation and amortization	18,871	-	18,871	18,416	-	18,416

EBITDA (2)	$48,938	$4,603	$53,541	$41,632	$5,024	$46,656

EBITDA margin (EBITDA / net sales)	20.4%		22.3%	19.9%		21.8%

The table below reconciles Free Cash Flow to
the EBITDA table above.

EBITDA	$48,938	$4,603	$53,541	$41,632	$5,024	$46,656
Less: Capital Expenditures	(15,472)	-	(15,472)	(10,948)	-	(10,948)

Free Cash Flow (2)	$33,466	$4,603	$38,069	$30,684	$5,024	$35,708

See accompanying Notes to Consolidated Statements of Income Data.

FGX INTERNATIONAL
NOTES TO CONSOLIDATED STATEMENTS OF INCOME DATA

1.
We have presented the "Adjustments" and "Excluding Adjustments" columnar information because we believe it provides securities analysts, investors and other interested parties with more insight as to the Company's results without regard to certain significant events and transactions that occurred during the fiscal periods presented and that may or may not be recurring in nature. We believe the presentation of this data provides the reader with a greater understanding of the impact of certain items on specific U.S. Generally Accepted Accounting Principles (GAAP), or "as reported," measures, including net income, operating income and gross profit. Management utilizes this information to better understand its operating results as well as the impact of and progress on certain strategic initiatives. The columnar information under the caption "Excluding Adjustments" are not substitutes for analysis of our results as reported under U.S. GAAP and should only be used as supplemental information.

2.
EBITDA represents net income before interest, income taxes, depreciation and amortization. We believe that EBITDA, EBITDA "excluding adjustments" (see Note (1) above) and Free Cash Flow are performance measures that provide securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

We believe EBITDA facilitates company to company operating performance comparisons by adjusting for potential differences caused by variations in capital structures (affecting net interest expense), taxation (such as the impact of differences in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance.

EBITDA has limitations, including that it is not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation. It should not be considered either in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results presented in accordance with U.S. GAAP and using EBITDA only supplementally.

3.
Results for the three months ended December 29, 2007 include a $2.5 million pre-tax charge in connection with the continued vacancy at the Company's Miramar, Florida facility; $2.8 million pre-tax charge related to the early extinguishment of debt relative to the Company's refinancing of its remaining indebtedness to more favorable terms; and a $0.2 million pre-tax charge in connection with the recall of children's sunglasses.

4.
Results for three months ended December 30, 2006 include a $3.6 million pre-tax charge related to the return of non-prescription reading glasses resulting from commitments made to a majority of our U.K. retail customers. This charge is in connection with the implementation of a change in U.K. business strategy and merchandising including new fixtures, updated product line offerings and new signage.

5.
Results for fiscal 2007 include a $4.4 million pre-tax charge in connection with the continued vacancy at the Company's Miramar, Florida facility; $2.8 million pre-tax charge related to the early extinguishment of debt relative to the Company's refinancing of its remaining indebtedness to more favorable terms; and a $0.2 million pre-tax charge in connection with the recall of children's sunglasses.

6.
Results for fiscal 2006 include a $3.6 million pre-tax charge related to the return of non-prescription reading glasses resulting from commitments made to a majority of U.K. retail customers. This charge is in connection with the implementation of our change in U.K. business strategy and merchandising including new fixtures, updated product line offerings and new signage; and a $1.4 million pre-tax charge incurred in connection with the write off of an asset related to the buyback of competitive product due to the loss of business from a customer that sold certain retail stores to a third party.

FGX INTERNATIONAL HOLDINGS LIMITED
SELECTED BALANCE SHEET DATA
(Unaudited, in thousands)

	As of	As of
	December 29, 2007	December 30, 2006

Cash and cash equivalents	$4,567	$9,663
Accounts receivable, net	53,001	59,030
Inventories, net	33,226	34,643
Accounts payable	27,363	44,103
Revolving line of credit	20,000	12,500
Current maturities of long-term debt	7,661	7,010
Long-term debt less current maturities	92,650	194,073
Shareholders' equity (deficit)	17,542	(82,229)